Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Nos. 33-22581 (as amended), 33-36303 and 33-63554) on Form S-8 of our report dated June 26, 2015, appearing in the annual report on Form 11-K of the USG Corporation Investment Plan as of December 31, 2014 and 2013 and for the year ended December 31, 2014.

/s/ Plante & Moran, PLLC
Elgin, Illinois
June 26, 2015